Exhibit 10.7

ANNUAL BONUS PLAN FOR EXECUTIVE OFFICERS
EMERGENT BIOSOLUTIONS INC.
ADOPTED FEBRUARY 25, 2010

Annual bonuses to be awarded to the chief executive officer (“CEO”), president and chief operating officer (“President”) and other executive officers of Emergent BioSolutions Inc. (“Company”) shall be made in accordance with the terms and conditions of the Company’s Annual Bonus Plan for Executive Officers (“Plan”).  The Plan is not the exclusive vehicle for awarding bonuses to executive officers.  The Committee may also make discretionary bonuses outside of the framework of the Plan.  The Plan is not contained in a formal written document; however, a summary of the material terms of the Plan is set forth below.

Each participant’s annual bonus under the Plan will be determined by multiplying the participant’s annual base salary by (a) a target bonus percentage for such participant, (b) a corporate factor ranging from 0 to 1.5, based on the Company’s achievement of corporate goals determined by the Committee, and (c) an individual factor ranging from 0 to 1.5, based on an evaluation of each participant’s performance of day-to-day responsibilities, behavioral competencies, and participation in the achievement of the corporate goals and achievement of individual goals determined by the Committee. The Plan will apply to bonuses that are earned in 2010 and are payable in 2011, and for each year thereafter.

The Company’s corporate goals will be set at the beginning of each year by the Committee, based on recommendations by the Company’s management.  At the end of the year, the Committee will determine the corporate factor based on a quantitative and qualitative review of performance.  Each participant’s individual goals will be set at the beginning of each year.  A year-end evaluation of each participant may weight individual goals, and the applicable individual factor will be determined based on a quantitative and qualitative review of performance.  The Committee’s chair will recommend the CEO’s individual goals and individual factor to the Committee, the CEO will recommend the President’s individual goals and individual factor to the Committee, and the CEO and President will recommend the individual goals and individual factor of each other Plan participant to the Committee.  All individual goals and individual factors will be set by the Committee.